EXHIBIT 4.1
                              CONSULTING AGREEMENT


             AGREEMENT dated as of September 24, 1997 by and between GAYLORD COMPANIES, INC., a Delaware corporation having an office at 4006 Venture Court, Columbus, Ohio 43228 (the "Company"), and ROCCO SICLARI (the "Consultant"), having an office at 2 Catawba Court, West Nyack, New York 10994.

                              W I T N E S S E T H:
             WHEREAS, the Company wishes to retain Consultant to provide the Company with certain consulting services and Consultant is willing to provide such consulting services, on the terms and conditions set forth herein,
             NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

SECTION 1. Retention; Duties. On the terms and subject to the conditions herein contained, the Company hereby engages Consultant as a consultant, and Consultant hereby accepts such engagement. Consultant's duties shall be to consult with the Board of Directors and management of the Company, from time to time, as requested by the Company with regard to operations, strategic planning and business development, including, but not limited to:
             (a) targeting of acquisitions for the Company;
             (b) evaluation and analysis of prospective acquisitions for the Company;



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             (c)  preparation  and review of a long-range  business plan for the
Company, including the preparation of budgets and projections;
             (d) a detailed evaluation of the Company's competition in new and existing markets;
             (e)  analysis  of   information  on  a  periodic  basis  (at  least
quarterly) concerning the financial performance of the Company and the markets in which it operates;
             (f) assistance with negotiations with the Company's institutional lenders;
             (g) evaluation of the Company's compensation arrangements with its officers and employees;
             (h) review of the Company's store design and store locations;
             (i) assist the Company in negotiating with landlords and obtaining additional store locations, including the preparation of a market analysis for each new location; and
             (j) such other aspects of the business of the Company as Consultant and the Company may agree from time to time.
             Consultant agrees to use his best efforts to perform all services required hereunder in a competent and timely manner.

SECTION 2.      Term of the Agreement.
        (a) The term of this Agreement shall commence as of the date first set forth above, and, unless earlier terminated pursuant hereto, shall continue for a period of two (2) years.
        (b) In the case of any material breach by Consultant of his obligations under this Agreement, the Company may terminate this agreement upon thirty (30) days written notice, such notice to describe the breach in detail, unless Consultant has cured the breach within such thirty


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(30) day  period,  or in the event that the breach  cannot be cured  within such period, Consultant has commenced with due diligence to cure such breach.
        (c) The termination of this Agreement by either party hereto shall not affect, restrict, diminish or remove any rights, obligations or remedies held or arising by either party under the terms of this Agreement up to and through the effective date of termination hereof.

SECTION 3.  Consultant's  Compensation.
        The Company shall issue to Consultant 300,000 shares of the Company's common stock, $.01 par value (the "Common Stock").

SECTION 4.      Other Benefits and Expenses
        The Company shall pay or reimburse Consultant for all reasonable and necessary expenses incurred by him in connection with his duties hereunder, upon submission by Consultant to the Company of such written evidence of such expense as the Company may require. The Consultant shall obtain the prior written approval of the Company for any expense in excess of $200.

SECTION 5. Confidentiality. Consultant understands that, in performing his responsibilities hereunder, he will have access to Confidential Information (as hereinafter defined) of the Company. Consultant shall hold in strict confidence unless compelled to disclose by judicial or administrative process, or, in the opinion of counsel, by other requirements of law, Confidential Information (as hereinafter defined) and shall not release or disclose such information to any other person, except his employees, auditors, attorneys, representatives and other advisors and


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agents in  connection  with  this  Agreement  and the  services  to be  provided hereunder, provided that any such person shall have first been advised of and agreed to the confidentiality provisions of this Section 5. For purposes hereof, "Confidential Information" shall mean all information of any kind which the Company deems to be confidential, except information (1) disclosed in any filing by the Company pursuant to the Securities Exchange Act of 1934, (2) available to the public other than as a result of a disclosure by Consultant in violation of the terms hereof, (3) available to Consultant on a non-confidential basis prior to disclosure to Consultant by the Company, or (4) available to Consultant on a non-confidential basis from a source other than the Company, provided that such source is not known by Consultant to be bound by a confidentiality agreement with the Company or otherwise is known by Consultant to be prohibited by a contractual, legal or fiduciary obligation from transmitting the information to Consultant.

SECTION 6. No Solicitation. Consultant agrees that during the term of this Agreement and for a period of one (1) year following the expiration of this Agreement, he will not solicit the employment of any employee of the Company on behalf of any other person, firm, corporation or other entity or otherwise interfere with the employment relationship between any employee or officer of the Company and the Company.

SECTION 7.   Limitation of Liability; Indemnification.
        (a) Consultant shall have no liability to the Company, its shareholders or to any third party for any losses, liabilities, obligations, fines, injunctions or other costs or expenses of any kind directly or indirectly sustained, or incurred or arising as a result of the services that are the


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subject of this Agreement (or any action or inaction of any third party retained by or acting on behalf of Consultant hereunder) or for any other cause or reason, except as may result from Consultant's gross negligence or wilful misconduct in the performance of his duties hereunder.
        (b) The Company agrees to indemnify and hold Consultant harmless from and against any losses, claims, damages or liabilities, joint or several, to which Consultant may become subject in connection with the services which are the subject of this Agreement, and to reimburse Consultant for any out-of-pocket expenses including reasonable fees and expenses of counsel (including the cost of any investigation and preparation) incurred by Consultant in connection therewith, whether or not resulting in any liability; provided, however, that the Company shall not be liable under the foregoing indemnity to the extent that a court having jurisdiction shall have determined by a final judgment that such loss, claim, damage or liability resulted from the willful misconduct or gross negligence of Consultant. This indemnification shall remain in full force and effect following the completion or termination of this Agreement.
        (c) Consultant agrees to indemnify and hold the Company harmless from and against any losses, claims, damages or liabilities, joint or several, to which the Company may become subject in connection with the services which are
the  subject  of  this   Agreement,   and  to  reimburse  the  Company  for  any
out-of-pocket expenses including reasonable fees and expenses of counsel (including the cost of any investigation and preparation) incurred by the Company in connection therewith, whether or not resulting in any liability; provided, however, that Consultant shall not be liable under the foregoing indemnity except to the extent that a court having jurisdiction shall have determined by a final judgment that such loss, claim, damage or liability resulted from the willful misconduct or gross negligence of Consultant. The indemnity agreement in this paragraph


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shall, upon the same terms and conditions, extend to and inure to the benefit of each person, if any, who may be deemed to control the Company and to the respective officers, directors, employees and advisors of the Company and such control persons. This indemnification shall remain in full force and effect following the completion or termination of this agreement.
        (d) If any lawsuit or enforcement action is filed against any party entitled to the benefit of indemnity under this Section 7 by any third party, written notice thereof shall be given to the indemnifying party as promptly as practicable; provided that the failure of any indemnified party to give timely notice shall not affect rights to indemnification hereunder except to the extent that the indemnifying party demonstrates that such failure was prejudicial to the ability of the indemnifying party to defend such lawsuit or action and resulted in increased cost to the indemnifying party pursuant to this Section 7. After such notice, if the indemnifying party shall acknowledge in writing to such indemnified party that such indemnifying party shall be obligated under the terms of its indemnity hereunder in connection with such lawsuit or action, then the indemnifying party shall be entitled, if it so elects, to take control of the defense and investigation of such lawsuit or action and to employ and engage attorneys of its own choice to handle and defend the same, at the indemnifying party's cost, risk and expense; and such indemnified party shall cooperate in all reasonable respects, at the indemnifying party's cost, risk and expense, with the indemnifying party and such attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; provided, however, that the indemnified party may, at its own cost, participate in such investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. However, if the defendants in any action involve both the indemnifying party and the indemnified party, and the indemnified party concludes that


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representation  of both the indemnifying  party and the indemnified party by the same counsel is inappropriate under applicable standards of professional conduct due to actual or potential differing interests between them or for some other reason, then the indemnifying party shall have the right, at the expense of the indemnifying party, to select separate counsel to assume such legal defenses and to otherwise participate in the defense of such action on behalf of the indemnified party.
        (e) In the case of any legal action directly between the Company and Consultant with regard to any matter covered by the provisions of this Section 7, the non-prevailing party shall pay all reasonable attorney's fees and expenses of the prevailing party incurred solely as a result of such action.

SECTION 8. Authorization. Each party hereto has taken all necessary action to duly authorize the execution, delivery and performance of this Agreement.

SECTION 9. Modification. Except as otherwise provided herein, this Agreement may not be modified, changed, discharged, waived or terminated except by an instrument in writing signed by the party against whom the enforcement of any such modification, change, discharge, waiver or termination is sought.

SECTION 10. Entire Agreement. This Agreement constitutes the entire Agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous arrangements or understandings with respect thereto.


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SECTION 11. Consultant's  Acknowledgement.  The Consultant acknowledges that the
Consultant has received and has carefully reviewed a copy of the Company's Form 10-KSB for the year ended December 31, 1996 and all of the Company's filings under the Securities Exchange Act of 1934 since December 31, 1996.

SECTION 12. Notices. All notices and other communications hereunder to any party shall be in a written instrument delivered by hand or duly sent by first class, registered or certified mail, return receipt requested and postage prepaid, addressed to such party at the address set forth on the first page of this Agreement or such other address as may hereafter by designated in writing by the addressee. All such notices and communications shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, and
(b) in the case of mailing, on the fifth day following the date of such mailing.

SECTION 13. Survival. The indemnification granted under Section 7 above shall survive the termination or cancellation of this Agreement and shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns.

SECTION 14. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, permitted assigns and representatives. This Agreement shall not be assignable in whole or in part, in any of its terms, obligations, responsibilities or provisions by any party hereto without the express written consent of the other party; provided, however, that this provision shall in no way limit the right of Consultant to


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enlist, hire or retain counsel,  consultants,  advisors,  experts or other third parties to assist him in carrying out and administering his duties and responsibilities hereunder.

SECTION 15. Relationship. The sole relationships existing between the Company and Consultant shall be that as specifically provided under the terms of this Agreement. This Agreement shall not be construed as creating any partnership, joint venture or any other form of joint operation or organization wherein the parties hereto are deemed to be partners.

SECTION 16. Cooperation. The parties hereto agree to execute and deliver from time to time such additional documents, instruments, agreements, and other evidences of authority as may be necessary or prudent to carry out the intent of this Agreement and the transactions contemplated hereby.

SECTION 17. Counterparts. This Agreement may be executed in any number of counterparts and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

SECTION 18. Severability. The invalidity or unenforceability of any provision hereof shall in no way effect the validity or enforceability of any other provision. The parties to this Agreement agree and intend that this Agreement shall be enforced as fully as it may be enforced consistent with applicable statutes and rules of law.



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SECTION 19.  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without giving effect to principles of conflicts of law.

             IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first set forth above.

                                    GAYLORD COMPANIES, INC.



                                    By:     /s/ John Gaylord
                                            -----------------------------
                                            Name: John Gaylord
                                            Title: Chief Executive Officer


                                    /s/ Rocco Siclari
                                    -----------------------
                                    ROCCO SICLARI